Telenav Announces Planned Sale of Enterprise Business
Company provides updated full year fiscal 2013 revenue guidance reflecting the sale

Sunnyvale, Calif. - March 12, 2013 - Telenav®, Inc. (NASDAQ: TNAV), the leader in personalized navigation, announced today that it has entered into an agreement to sell the Telenav enterprise business unit to FleetCor Technologies Operating Company, LLC for approximately $10 million in cash, with an anticipated closing date in approximately 30 days. Telenav's enterprise business allows companies to better manage operations by using the Telenav location-based services (LBS) platform to track status and the location of mobile workers, vehicles and assets deployed in the field.

“As our consumer, advertising and automotive businesses grow, we have seen a divergence between the strategic direction of these areas and that of our enterprise business,” said HP Jin, president and CEO of Telenav. “This agreement will allow us to focus more and strengthen our strategic growth areas.”

Telenav will provide certain services after closing to facilitate the transition of the business. Other terms of the agreement were not disclosed, however the Company noted that as the deal will close near the end of the fiscal third quarter, the financial guidance provided for the quarter will be unchanged. However, as to the full year revenue for fiscal 2013, the anticipated range for revenue will now be $190 to $194 million, reflecting the impact on revenue from this sale. Except as noted, the financial impact is not expected to be material to the financial results of Telenav.

About Telenav, Inc.
Telenav's mission is to help make people's lives easier, less stressful, more fun, and more productive while they are on the go. Our personalized navigation services help people make faster and smarter daily decisions about where to go, when to leave, how to get there, and what to do when they arrive.
We aim to be everywhere people need us. Our partners are wireless carriers, automobile manufacturers and original equipment manufacturers (OEMs), app developers, advertisers and agencies, as well as enterprises large and small. Our partners include AT&T, Bell Mobility, Boost Mobile, China Mobile, Ford, NII Holdings, QNX Software Systems, Rogers, Sony, Sprint Nextel, Telcel, T-Mobile US, U.S. Cellular, Verizon Wireless and Vivo Brazil. You can also find us in mobile app stores and on the web at www.telenav.com and www.scout.me.
Follow Telenav on Twitter at www.twitter.com/telenav or on Facebook at www.facebook.com/telenav.

Copyright 2013 Telenav, Inc. All Rights Reserved.

“Telenav,” the Telenav logo and “telenav.com” are registered and unregistered trademarks and/or service marks of Telenav, Inc.

Unless otherwise noted, all other trademarks, service marks, and logos used in this press release are the trademarks, service marks or logos of their respective owners.

This press release contains forward-looking statements that are based on Telenav management's beliefs and assumptions and on information currently available to our management. Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties. These potential risks and uncertainties include, fluctuations in Telenav's quarterly and annual operating results; Telenav's ability to estimate and sustain or increase its revenue and profitability;  Telenav's ability to issue new releases of its products and services and expand its product portfolio; changes to current accounting standards which may have a significant, adverse impact upon Telenav's financial results; the impact of current or future intellectual property litigation and claims for indemnification and litigation related to U.S securities laws and economic and political conditions in the US and abroad. We discuss these risks in greater detail in our filings with the U.S. Securities and Exchange Commission (SEC), which are available at the SEC's website at www.sec.gov. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our management's beliefs and assumptions only as of the date made. You should review our SEC filings carefully and with the understanding that our actual future results may be materially different from what we expect.

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Media Contact:
Mary Beth Lowell
Telenav, Inc.
425.531.0122
marybethl@telenav.com

Investor Relations:
Cynthia Hiponia and Alice Kousoum
The Blueshirt Group for Telenav, Inc.
408.990.1265
IR@telenav.com